UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 27, 2015

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4243 Dunwoody Club Drive, Suite 202, Atlanta GA  30350

(Address of principal executive offices / Zip Code)

(678) 336-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

ITEM 8.01 Other Events

On July 17, 2013, Health Discovery Corporation (the "Company") received a Civil Investigative Demand (the "Demand") from the Federal Trade Commission of the United States of America (the "FTC") relating to the Company's MelApp software application. In the Demand, the FTC has requested information relating to potentially unfair or deceptive acts or practices related to (i) false advertising and (ii) consumer privacy and data security, in violation of Trade Commission Act, 15 U.S.C. Sections 45 and 42.

On February 23, 2015, the FTC notified the Company of its approval, by a vote of 4-1, to accept an Agreement Containing Consent Order (“Agreement”). This Agreement is for settlement purposes only. The Company neither admits nor denies any of the allegations, except as specifically stated in the Agreement. The Company believes the effort to contest this matter with the FTC would require funds greater than the Company has at its disposal.

The Agreement will, among other things, bar the Company from claiming that any device detects or diagnoses melanoma or its risk factors, or increases users’ chances of early detection, unless the representation is not misleading and supported by competent and reliable scientific evidence in the form of human clinical testing of the device. The Agreement also prohibits the Company from making any other misleading or unsubstantiated claims about a device’s health benefits or efficacy, unless the representation is not misleading and supported by competent and reliable scientific evidence in the form of human clinical testing of the device. Finally, the Company must pay $17,963 to the FTC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: February 27, 2015	By:	/s/ Kevin Kowbel
Chairman & Interim Chief Executive Officer